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                                   EXHIBIT 5.0

                            OPINION OF HORWITZ & BEAM

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                         [LETTERHEAD OF HORWITZ & BEAM]



                                 August 23, 2000


                           THEHEALTHCHANNEL.COM, INC.


Ladies and Gentlemen:


         This office represents thehealthchannel.com, Inc., a Delaware Corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of [_________________] shares of the Registrant's Common Stock (the "Shares" or the "Registrant Securities") the certain beneficial owners of the Company's shares. In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set for the in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We acknowledge that we are referred to under the heading "Legal Matters" in the prospectus which is part of the Registration Statement, and we hereby consent to such as our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities of offer and sale in such states.


                                              HORWITZ & BEAM


                                              /s/ Horwitz & Beam
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